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EXHIBIT 5.2

                                                             EXHIBIT 5.2

                      [LETTERHEAD OF CERVANTES-QUIJANO. S.C.]



July 5, 2001


Mervyn Phelan
Senior Care Industries, Inc.
410 Broadway
Laguna Beach, CA 92651


Dear Mr. Phelan,

Reference is made to contract for deed for 16 acres of oceanfront land to be used for 326 vacation timeshare units, identified as Plaza Resort Timeshares executed on April 30th, 2001, between Senior Care International, S.A. de C.V. and Inmobiliaria Plaza Baja California, S.A. de C.V. (hereinafter the "PROPERTY"). In such respect, we have been requested to provide you with a legal opinion on such contracts.

         In rendering the opinions expressed below, we have examined copies or forms of the documents set forth below:

         I.- Copy of the Contract for deed for 16 acres of ocean front land identified as Plaza Resort, executed on April 30th, 2001, by and between Senior Care International, S.A. de C.V. and Inmobiliaria Plaza Baja California, S.A. de C.V, and

         II.- Copy of the incorporation documentation of Senior Care International, S.A. de C.V.

         Based upon the foregoing, and under the assumption that Inmobiliaria Baja California, S.A. de C.V. holds the rights to the PROPERTY and that Michael Sunstein is a representative of such company, we are of the opinion that:

         1.- That such contract was executed on behalf of Inmobiliaria Plaza Baja California, S.A. de C.V., by Mr. Michael Sunstein, who stated was an authorized representative of such company.

         2.- That under Mexican law Senior Care International, S.A. de C.V., is a legal entity in Mexico, and any documents which it executes are valid.

         3.- That the Contract for deed for the Plaza Resort Timeshares identifies the PROPERTY and establishes a price for such, and in accordance with Mexican Law, this is sufficient for such contract to be binding.

         4.- In view of the above, it is our opinion that the Contract for deed is a legally binding document for both Senior Care International, S.A. de C.V. and Inmobiliaria Plaza Baja California, S.A. de C.V.

         Consequently, although formal title to the PROPERTY will not pass until the sale is formalized before a Notary Public, Senior Care
International, S.A. de C.V. has the right of ownership on the PROPERTY, and could legally cause Inmobiliaria Plaza Baja California, S.A. de C.V., to transfer the PROPERTY to it or to its assignee.

         Our opinion is limited to the laws of Mexico and to the legal status of the PROPERTY and in no way do we express any opinion with respect to the laws of any other jurisdiction.

         This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and the facts as we know or have explicitly assumed them to be. This opinion is rendered as of the date hereof, and it applies only to the matters expressly stated herein and no opinion should be inferred as to any other matter.

Truly yours,
Cervantes-Quijano, S.C.


S/ Fernando Cervantes Guajardo
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Fernando Cervantes Guajardo